THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PENTHOUSE INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                   AMENDED AND RESTATED CONVERTIBLE TERM NOTE

         FOR VALUE RECEIVED, PENTHOUSE INTERNATIONAL, INC., a Florida corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of TWELVE MILLION DOLLARS ($12,000,000), or such lesser principal amount as may be from time to time owing to the Holder hereunder, together with any accrued and unpaid interest hereon, on February 22, 2007 (the "MATURITY DATE") if not sooner paid.

         For purposes hereof, a "BUSINESS DAY" means any day on which United States federally chartered banks are open for business and a "TRADING DAY" means each day the applicable Principal Market (as defined in Section 4.7) on which the Common Stock (as defined in Section 2.1) is traded is open and available to trade securities. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase
Agreement dated as of February 23, 2004 (the "Closing Date") between the Borrower and the Holder (as amended, supplemented or modified from time to time, the "PURCHASE AGREEMENT").

         The following terms shall apply to this Note:

                                   ARTICLE I
                             INTEREST & AMORTIZATION

         1.1. INTEREST RATE AND PAYMENT. Subject to Article IV and Section 5.1 hereof, interest payable on this Note shall accrue at a rate per annum equal to the Applicable Rate. For purposes of this Note, the "APPLICABLE RATE" shall mean: (a) the "prime rate" published in THE WALL STREET JOURNAL from time to time, plus three and one-half percent (3.5%), subject to a minimum interest rate of seven and one-half percent (7.5%) per annum and a maximum interest rate of thirteen and one-half percent (13.5%) per annum (the "FLOATING RATE"); (b) the greater of the Floating Rate and ten percent (10%) per annum, unless on or before August 23, 2004, the Holder shall have received evidence that a joint plan of reorganization for General Media, Inc., a Delaware corporation ("GENERAL MEDIA"), General Media Art Holding, Inc., General Media Communications, Inc., General Media Entertainment, Inc., General Media (UK), Ltd., GMCI Internet Operations, Inc., GMI On-Line Ventures, Ltd., Penthouse Images Acquisitions, Ltd. and Pure Entertainment Telecommunications, Inc. (collectively, the "DEBTORS") shall have (i) been confirmed by a final order of the United States Bankruptcy Court of the Southern District of New York which order is not, or is no longer, subject to stay or appeal and (ii) become effective pursuant to its terms which terms, in the Holder's reasonable discretion, do not adversely affect the Holder's rights and/or remedies under this Agreement or any Related Agreement (the "CONFIRMED PLAN OF REORGANIZATION"); and (c) the greater of the Floating Rate and twelve percent (12%) per annum, in the event that on or before February 23, 2005, the Holder shall not have received evidence of a Confirmed Plan of Reorganization. Interest shall be payable monthly in arrears commencing on March 31, 2004, and on the last day of each consecutive calendar month thereafter (each, a "REPAYMENT DATE"), and on the Maturity Date, whether by acceleration or otherwise.

         1.2. MONTHLY PRINCIPAL PAYMENTS. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the "PRINCIPAL AMOUNT") shall begin on September 30, 2004 and shall recur on the last calendar day of each succeeding month thereafter (each, an "AMORTIZATION DATE") until the Maturity Date. The Borrower shall make monthly payments to the Holder as follows: beginning on the first Amortization Date and ending on the Amortization Date of August 31, 2005, the Borrower shall pay to the Holder $200,000 per month on each Repayment Date; beginning on the Amortization Date of September 30, 2005 and ending on the Amortization Date of February 28, 2006, the Borrower shall pay to the Holder $400,000 per month on each Repayment Date; and beginning on the Amortization Date of March 31, 2006 and ending on the Maturity Date, the Borrower shall pay to the Holder $600,000 per month on each Repayment Date, with the remaining principal balance due under this Note, if any, to be paid on the Maturity Date. Each of the aforementioned monthly payments shall be made together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note but have not been paid (collectively, the "MONTHLY AMOUNT").

                                   ARTICLE II
                            BORROWER PAYMENT OPTIONS

         2.1. (a) PAYMENT OF MONTHLY AMOUNT IN CASH OR COMMON STOCK. Subject to the terms hereof, the Holder shall have the sole option to determine whether to elect to accept payment of the Monthly Amount on each Repayment Date either in cash or in shares of Borrower's common stock, $0.0025 par value per share (the "COMMON STOCK"), or a combination of both. Each month by the fifth (5th) Business Day prior to each Amortization Date, the Holder shall deliver to Borrower written notice in the form of EXHIBIT B attached hereto of Holder's election to accept payment of the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a "REPAYMENT ELECTION NOTICE"). Except as provided in Section 2.1(b) below, if a Repayment Election Notice is not delivered by the Holder on or before the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash. If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the "FIXED CONVERSION PRICE" means an amount equal to $0.11 per share of Common Stock.

         (b) MONTHLY AMOUNT COMMON STOCK PAYMENT GUIDELINES. Subject to Sections
2.2 and 3.4 hereof, the Holder shall elect that all or a portion of any one or more of the next succeeding Monthly Amounts due on each Repayment Date shall be paid in shares of Common Stock if the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined in Section 4.7 hereof) for the five (5) Trading Days preceding such Repayment Date was greater than 110% of the Fixed Conversion Price. The Holder shall convert that portion of the Monthly Amount due on a Repayment Date into shares of Common Stock, up to that amount of such Common Stock as shall equal twenty five percent (25%) of the aggregate trading volume (as determined by Bloomberg L.P.) of the Common Stock for each of the ten (10) Trading Days immediately preceding the Repayment Date; PROVIDED, that if the closing price of the Common Stock for the ten (10) Trading Days immediately preceding the Repayment Date shall be: (i) two hundred percent (200%) or greater of the Fixed Conversion Price, then the twenty five percent (25%) limit set forth above shall be increased to fifty percent (50%); (ii) three hundred percent (300%) or greater of the Fixed Conversion Price, then the twenty five percent (25%) limit set forth above shall be increased to seventy five percent (75%); and (iii) four hundred percent (400%) or greater of the Fixed Conversion Price, then the twenty five percent (25%) limit set forth above shall be increased to one hundred percent (100%). Any part of one or more of the Monthly Amounts due on such Repayment Date that the Holder has not converted into shares of Common Stock shall be paid by the Borrower in cash on such Repayment Date. Any part of the Monthly Amount due on such Repayment Date which the Holder has converted into shares of Common Stock but which must be paid in cash (because the closing price of the Common Stock on one or more of the ten
(10) Trading Days preceding the applicable Repayment Date was less than 110% of the Fixed Conversion Price) shall be paid in cash within three (3) Business Days of the applicable Repayment Date.

         2.2. NO EFFECTIVE REGISTRATION. Notwithstanding anything to the contrary herein, the Borrower shall not have the right to direct Holder to convert hereunder unless (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering resale of the shares of Common Stock to be issued in connection with satisfaction of such obligations exists, (ii) the Holder is not referred to as an underwriter in the Registration Statement, (iii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option, or
(iv) an exemption from registration of the Common Stock is available to the Holder pursuant to Rule 144 of the Securities Act. The Registration Statement (as defined in the Registration Rights Agreement) shall not be deemed effective for purposes of this Note (even if so declared by the Securities and Exchange Commission) if the Holder is named as an underwriter thereunder.

         Any  principal  amount of this Note which is prepaid  pursuant  to this
Section 2.2 shall be deemed to constitute payments of outstanding principal applying to Monthly Amounts for the remaining Repayment Dates in chronological order of earliest maturing indebtedness.

         2.3. OPTIONAL REDEMPTION IN CASH. The Borrower shall not have the option of redeeming or prepaying in cash any Principal Amount on or before August 23, 2004. Thereafter, subject to satisfaction of the Prepayment Conditions (as hereafter defined), the Borrower shall have the option of redeeming or prepaying any Principal Amount of this Note ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to: (i) 110% of the Principal

Amount if such redemption or prepayment occurs after August 23, 2004 and on or prior to August 23, 2005; (ii) 105% of the Principal Amount if such redemption or prepayment occurs during the period commencing on the first calendar day following August 25, 2005 and prior to February 23, 2006 and (iii) 100% of the Principal Amount if such redemption or prepayment occurs at any time thereafter. Each such redemption or prepayment made pursuant to this Section 2.4 shall include all accrued and unpaid interest on the Principal Amount so prepaid or redeemed and any and all other sums due, accrued or payable to the Holder arising under this Note or the Purchase Agreement or any Related Document (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE"), which date shall be seven (7) days after the date of the Notice of Redemption (the "REDEMPTION PERIOD"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions elected to be made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such election to convert had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount by the Redemption Payment Date, then such Redemption Notice will be null and void. The Holder shall have the right to convert the Principal Amount, and any accrued and unpaid interest and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any Related Document, at the applicable Fixed Conversion Price during the Redemption Period. For purposes hereof, the term "PREPAYMENT CONDITIONS" means satisfaction of each of the following: (a) the average closing price of the Common Stock on the Principal Market during the forty five (45) consecutive Trading Days immediately prior to the Notice of Redemption is $0.40 or less, and (b) the conditions set forth in
Section 2.2 hereof shall have been satisfied. In the event that the average closing price of the Common Stock on the Principal Market during the forty five
(45) consecutive Trading Days immediately prior to the Notice of Redemption is greater than $0.40 and (b) the conditions set forth in Section 2.2 hereof shall have been satisfied, then the Borrower shall be able to redeem or prepay this
Note in cash only and with the prior written consent of the Holder, such consent to given at the sole and absolute discretion of the Holder.

                                  ARTICLE III
                                CONVERSION RIGHTS

         3.1. HOLDER'S CONVERSION RIGHTS. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur. The date upon which such conversion shall occur is (the "CONVERSION DATE").

         3.2. CONVERSION LIMITATION. Notwithstanding anything contained herein to the contrary, pursuant to the terms of this Note, the Holder shall not be entitled to convert on a Conversion Date (as defined in Section 3.3(a)) that number of shares of Common Stock which would be in excess of the sum (i) the number of shares of Common Stock actually owned by the Holder and its affiliates on a Conversion Date and (ii) the number of shares of Common Stock issuable upon the conversion of this Note and exercise of the warrants held by such Holder and its affiliates with respect to which the determination of this proviso is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

         3.3. PROCEDURES FOR CONVERSION. (a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give written notice of such election by delivering to the Borrower an executed and completed notice of conversion (the "NOTICE OF CONVERSION"), such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with the Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) Business Days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as EXHIBIT A.

         (b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent (together with such other documents as the transfer agent may request) within two (2) Business Days of the date of the delivery to Borrower of the Notice of Conversion. If the Registration Statement (as defined in the Registration Rights Agreement) is effective or the Conversion Shares are eligible for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, the Borrower shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) Business Days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

         3.4. CONVERSION MECHANICS. (a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the Fixed Conversion Price. In the event of any conversions of the Principal Amount in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order of earliest maturing indebtedness. By way of example, if the original principal amount of this Note is $12,000,000 and the Holder converted $250,000 of such original principal amount prior to the first Amortization Date, then (1) the principal amount of the Monthly Amount due on the first Amortization Date would equal $0, (2) the principal amount of the Monthly Amount due on the second Amortization Date would equal $150,000 and (3) the principal amount of the Monthly Amount due on the third Amortization Date would be $200,000.

         (b) No fractional shares of Common Stock shall be issued upon any conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, the Borrower shall pay Holder cash equal to the product of such fraction multiplied by the fair market value as of the date of Conversion of a share of Common Stock, as determined in good faith by the Borrower's Board of Directors (the "BOARD"), or an authorized subcommittee thereof.

         (c) ADJUSTMENT. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

                  (i) RECLASSIFICATION, ETC. If the Borrower at any time shall, by reclassification or otherwise, change the
                        Common Stock into the same or a different number of securities of any class or classes, the Principal Amount of this Note, and any accrued and interest thereon and fees incurred hereunder, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                  (ii) STOCK SPLITS, COMBINATIONS AND DIVIDENDS. If the shares of Common Stock outstanding at any time after the Closing Date are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.


                  (iii) SHARE ISSUANCES. If the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock ("EQUIVALENTS") to a person other than the Holder (except (A) pursuant to Sections 3.4(c) (i) or (ii) hereof; or (B) pursuant to options, warrants, or other obligations to issue shares outstanding on the Closing Date as set forth in the Schedules to the Purchase Agreement (the "NEW SHARES") for a consideration per share or having an exercise, conversion or exchange price (the "OFFER PRICE") less than the Fixed Conversion Price in effect at the time of such issuance), then the Fixed Conversion Price shall be immediately reset to a price determined by (calculated to the nearest tenth of a cent) multiplying such Fixed Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Borrower for the total number of Additional Shares (as defined below) of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For purposes of this Section, "ADDITIONAL SHARES" of Common Stock shall mean all shares of Common Stock issued by the Borrower after the Closing Date, other than shares of Common Stock issuable at any time:

                                (A) upon  conversion  or exercise of all options
                            and convertible securities outstanding as of the date hereof, PROVIDED, HOWEVER, that if the conversion or exercise price of any option or convertible security is repriced or otherwise adjusted downward to a conversion or exercise price that is less than the conversion or exercise price of such option or convertible security as of the Closing Date (other than on account of a stock split), the exclusion provided by this subsection 3.4(c)(iii)(A) shall be inoperable in all regards in respect of such options and convertible securities and such options and convertible securities shall be deemed to be issued after the Closing Date and the provisions of subsection 3.4(c)(iii) shall apply in all respects;

                                (B) (x) to officers,  directors,  and  employees
                            of, and consultants to, the Borrower on terms approved by the Board of Directors and/or (y) in connection with business combinations or corporate partnering agreements approved by the Board of Directors, so long as the number of shares issued in connection with subsections 3.4(c)(iii)(B)(x) and 3.4(c)(iii)(B)(y) does not exceed, in the aggregate, five percent (5%) of the Borrower's Common Stock outstanding, on a fully diluted basis, on the Closing Date.

                        For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

                                (C) In the case of the  issuance  of New  Shares
                            for a consideration in whole or in part for cash, the consideration received by the Borrower upon such issuance will be deemed to be the amount of cash paid therefor plus the value of any property other than cash received by the Borrower, determined as provided in subsection 3.4 (c) (iv)(D) hereof.

                                (D) In the case of the  issuance  of New  Shares
                            for a consideration in whole or in part in property other than cash, the value of such property other than cash will be deemed to be the fair market value of such property as determined by an independent appraiser with experience in such valuations, selected by the Holder at Borrower's sole cost and expense, irrespective of any accounting treatment.

                                (E) In the case of the issuance of  Equivalents,
                            the aggregate maximum number of shares of New Stock deliverable upon exercise, exchange or conversion, as the case may be, of such Equivalents will be deemed to have been issued at the time such Equivalents were issued and for a consideration equal to the consideration, if any, received by the Borrower upon the issuance of such Equivalents plus the maximum purchase price provided in such Equivalents (the consideration in each case to be determined in the manner provided in subsections 3.4(c)(iii)(C) and 3.4(c)(iii)(D) hereof);

                                (F) During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

         3.5. REORGANIZATIONS, CONSOLIDATIONS, ETC.

              In the event, at any time after the Closing Date, of any capital reorganization, or any reclassification of the capital stock of the Borrower (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Borrower with or into another person (other than a consolidation or merger in which the Borrower is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights (or the qualifications, limitations or restrictions, if any) of the capital stock of the Borrower as amended from time to time) (any such transaction, an "EXTRAORDINARY TRANSACTION"), then all of the amounts owed under this Note shall be exercisable for the kind and number of shares of stock or other securities or property of the Borrower, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Conversion Shares deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of the amounts owed under this Note would have been entitled to receive upon such Extraordinary Transaction. The provisions of
Section 3.4(c)(iii) shall similarly apply to successive Extraordinary Transactions. The provisions of this Section 3.5 shall not be deemed Holder's consent to any transaction otherwise prohibited by the terms of the Purchase Agreement or any Related Agreement.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

         Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder, at its sole and absolute discretion, may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within five (5) days after written notice from Holder to Borrower (each occurrence being a "DEFAULT NOTICE PERIOD"), PROVIDED, HOWEVER, that such Default Notice Period shall not apply to Sections 4.3, 4.6 and 4.9 below. In the event of such an acceleration, the amount due and owing to the Holder shall be 125% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any). If, with respect to any Event of Default other than a payment default described in Section 4.1 below, within the Default Notice Period the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect.

         The occurrence of any of the following events is an "EVENT OF DEFAULT":

         4.1. FAILURE TO PAY PRINCIPAL, INTEREST OR OTHER FEES. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, but only to the extent cash collateral pledged by the Borrower to the Holder shall not be sufficient to cover the same.

         4.2. BREACH OF COVENANT. The Borrower breaches any material covenant or other term or condition of this Note, the Purchase Agreement, or in any Related Document, in any material respect and such breach, if subject to cure, continues for a period of thirty (30) calendar days after the occurrence thereof.

         4.3.   BREACH  OF   REPRESENTATIONS   AND   WARRANTIES.   Any  material
representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Document shall have been materially false or misleading when made and shall not be cured for a period of fifteen (15) calendar days after the occurrence thereof.

         4.4. RECEIVER OR TRUSTEE. The Borrower or any Guarantor shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

         4.5. JUDGMENTS. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any Guarantor or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

         4.6. BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any Guarantor and in the case of such proceeding instituted against the Borrower or any such Guarantor such proceeding shall not be dismissed, discharged or lifted within sixty (60) calendar days from the initial occurrence of such event.

         4.7. STOP TRADE. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive
Trading Days or five (5) Trading Days during a period of ten (10) consecutive Trading Days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The "PRINCIPAL MARKET" for the

Common  Stock shall  include the OTC Bulletin  Board,  NASDAQ  SmallCap  Market,
NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange, whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

         4.8. FAILURE TO DELIVER COMMON STOCK. The Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) calendar days following the occurrence thereof.

         4.9. FAILURE TO CAUSE AN EFFECTIVE REGISTRATION STATEMENT TO BE FILED. The Borrower's failure to file and cause to exist a current effective Registration Statement (as defined in the Registration Rights Agreement) by September 30, 2004 covering resale of the shares of Common Stock underlying this Note and the Common Stock Purchase Warrant issued by the Borrower pursuant to the Purchase Agreement (including any common stock purchase warrant issued upon exchange, transfer or split up or any part thereof.

         4.10. GUARANTY; PLEDGE; MORTGAGE DOCUMENTATION. (a) If any Guarantor shall repudiate, purport to revoke or fail to perform any of its obligations under any guaranty agreement made by such Guarantor in favor of Holder or (b) if an Event of Default shall have occurred and be continuing under and as defined in any Mortgage Documents or Pledge Document (each as defined hereafter) which shall not have been cured during any applicable cure or grace period. For purposes hereof, (i) "MORTGAGE DOCUMENTS" means the mortgage in favor of the Holder, as agent, on the New York Property or any Substitute Real Property, and
(ii) "PLEDGE DOCUMENT" means the Member Pledge Agreement dated as of the Closing Date made by the Borrower in favor of the Holder, as agent, as each of such documents may be amended, modified and supplemented from time to time.

         4.11. FURTHER ASSURANCES. If Borrower or any Guarantor shall fail to promptly enter into all such documentation as shall from time to time be reasonably requested by the Holder in connection with the Holder's sale of participating interests in the Purchase Agreement and the Related Agreements and/or sale, assignment or transfer of all or any part of the Holder's rights under this Agreement and the Related Agreements.

                                   ARTICLE V
                           DEFAULT RELATED PROVISIONS

         5.1. PAYMENT GRACE PERIOD. The Borrower shall have a three (3) Business Day grace period to pay any monetary amounts due under this Note or the Purchase Agreement or any Related Document, after which grace period a default interest rate of five percent (5%) per annum above the then applicable interest rate hereunder shall apply to the monetary amounts due.

         5.2.  CONVERSION  PRIVILEGES.  The  conversion  privileges set forth in
Article III shall remain in full force and effect immediately from the Closing Date and until this Note is paid in full or until all of the then outstanding Principal Amount and interest and other fees payable hereunder shall have been converted into shares of Common Stock.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         6.2. NOTICES. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to Scott J. Giordano, Esq., Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154 and to John E. Tucker, Esq., 825 Third Avenue , 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

         6.3. AMENDMENT PROVISION. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

         6.4. ASSIGNABILITY. This Note shall be binding upon the Borrower and its permitted successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement and applicable federal and state securities laws.

         6.5. GOVERNING LAW.

         (a) This Note cannot be changed or terminated orally, and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in any state or federal court sitting in the Borough of Manhattan, City of New York; provided that nothing contained in this Note shall be deemed to preclude Holder from bringing suit or taking other legal action in any other court of competent jurisdiction and nothing shall be deemed to preclude the Borrower from asserting any defenses or counterclaims in any such actions. Both the Borrower and the individual executing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts and waive trial by jury. The Borrower and the individual executing this Note further consent that any summons, subpoena or other process or papers (including, without limitation, any notice or motion or other application to either of the aforementioned courts or a judge thereof) or any notice in connection with any proceedings hereunder, may be served by registered or certified mail, return receipt requested, or by personal service provided a reasonable time for appearance is permitted, or in such other manner as may be permissible under the rules of said courts. The Borrower and the individual executing this Note waive any objection to jurisdiction and venue of any action instituted hereon in the Supreme Court for the State of New York, County of New York or the United States District Court for the Southern District of New York and shall not assert any defense based on lack of jurisdiction or venue or based upon FORUM NON CONVENIENS in any action brought in either such court.

         (b) The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

         (c) In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

         6.6. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         6.7. SECURITY INTEREST. The holder of this Note, as agent, has been granted a security interest and lien in certain real property assets of the Borrower, as more fully described in the Mortgage Documents.

         6.8. CONSTRUCTION. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         6.9. AMENDMENT AND RESTATEMENT. This Note, together with the Amended and Restated Convertible Term Note dated as of the date hereof made by Borrower in favor of Alexandra Global Master Fund Ltd. (the "Alexandra Note") in the original principal amount of $12,000,000, amends and restates in its entirety (and, together with the Alexandra Note is given in substitution for and not in satisfaction of) the Convertible Promissory Note dated the Closing Date made by Borrower in favor of Holder in the original principal amount of $24,000,000.

         IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this ___ day of March, 2004.





                                              PENTHOUSE INTERNATIONAL, INC.

                                              By:__________________________
                                              Name:________________________
                                              Title:_______________________


WITNESS:

______________________________

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby elects to convert $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by PENTHOUSE INTERNATIONAL, INC. dated __________________ __, 2004 by delivery of Shares of Common Stock of PENTHOUSE INTERNATIONAL, INC. on and subject to the conditions set forth in Article III of such Note.

1.       Date of Conversion                 _______________________

2.       Shares To Be Delivered:            _______________________

Date: ____________

                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________

                                    EXHIBIT B

                            REPAYMENT ELECTION NOTICE

Penthouse International, Inc.
11 Penn Plaza
New York, New York 10001

LAURUS MASTER FUND, LTD. ("Laurus") hereby elects to accept payment of $______ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued to it by Penthouse International, Inc. ("Borrower") dated February __, 2004 by delivery of Shares of Borrower's Common Stock to Laurus or the following designee of Laurus, [____], on ____ and subject to the conditions set forth in Article II of such Note.

1.       Fixed  Conversion  Price:           $_______________________

2.       Amount  to be paid:                 $_______________________

3.       Shares  To  Be   Delivered   (2  divided  by  1):    __________________

Date: ____________                      LAURUS MASTER FUND, LTD.

                                        By:_______________________________
                                        Name:_____________________________
                                        Title:____________________________